EXHIBIT 99.1
FOR IMMEDIATE RELEASE
TEAMSTERS RATIFY COLLECTIVE
BARGAINING AGREEMENT WITH
ABF FREIGHT SYSTEM, INC.
     (Fort Smith, Arkansas, February 11, 2008) — ABF Freight System, Inc., the largest subsidiary of Arkansas Best Corporation (Nasdaq: ABFS), announced today that the International Brotherhood of Teamsters (IBT) has ratified its new collective bargaining agreement. This five-year labor contract will become effective on April 1, 2008.
     “This new labor agreement has been finalized seven weeks ahead of the expiration of the current contract,” said Robert A. Davidson, President and Chief Executive Officer of Arkansas Best and ABF. “The increased labor flexibility contained in this agreement will improve the services offered to ABF’s customers and provide additional value in the LTL marketplace.”
     The IBT notified ABF that there were two local supplemental agreements that did not receive a majority of votes. The issues related to these two local agreements will be discussed in the coming days, as is customary.
     Arkansas Best Corporation, headquartered in Fort Smith, Arkansas, is a transportation holding company. ABF Freight System, Inc., Arkansas Best’s largest subsidiary, has been in continuous service since 1923. ABF provides transportation of less-than-truckload (“LTL”) general commodities throughout North America. More information is available at arkbest.com and abf.com.

Contact:	Ms. Judy R. McReynolds,
Senior Vice President,
Chief Financial Officer and Treasurer
Telephone: (479) 785-6281

Mr. David Humphrey,
Director of Investor Relations
Telephone: (479) 785-6200
END OF RELEASE